Mail Stop 4561


								October 31, 2005


By U.S. Mail and facsimile to 740-435-2021

Mark A. Severson
Chief Financial Officer
Camco Financial Corporation
6901 Glenn Highway
Cambridge, Ohio  43725

Re:	Camco Financial Corporation
	Form 10-K for the Fiscal Year Ended December 31, 2004
	File No. 000-25196

Dear Mr. Severson:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,



      Joyce Sweeney
								Accounting Branch Chief

Mark A. Severson
Camco Financial Corporation
October 13, 2005
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